Matt Rohrmann (Investor Contact):	(212) 940-3339;	investorrelations@axiscapital.com
Anna Kukowski (Media Contact):	(212) 715-3574;	anna.kukowski@axiscapital.com

AXIS CAPITAL ANNOUNCES PUBLICATION OF THE COMPANY'S
2020 LOSS DEVELOPMENT TRIANGLES

PEMBROKE, Bermuda – July 13, 2021 – AXIS Capital Holdings Limited ("AXIS Capital" or the "Company") (NYSE: AXS) today announced the publication of the Company's 2020 Loss Development Triangles. A copy of this document is available in the Investor Relations section of the Company's website, www.axiscapital.com.

The data is presented as of December 31, 2020, on an accident-year basis and includes paid, incurred and ultimate losses on a net and gross basis. Development triangles for paid, incurred and ultimate losses are provided on a net of reinsurance basis, thus allowing for a more direct reconciliation between the triangles and the Company's published financial information. The information for the development triangles is provided for 11 reserving classes of business that fall under the Company's two reportable segments, Insurance and Reinsurance.
About AXIS Capital
AXIS Capital, through its operating subsidiaries, is a global provider of specialty lines insurance and treaty reinsurance with shareholders' equity at March 31, 2021 of $5.2 billion and locations in Bermuda, the United States, Europe, Singapore and Canada. Its operating subsidiaries have been assigned a rating of "A+" ("Strong") by Standard & Poor's and "A" ("Excellent") by A.M. Best. For more information about AXIS Capital, visit our website at www.axiscapital.com.

Website and Social Media Disclosure
We use our website (www.axiscapital.com) and our LinkedIn (AXIS Capital) and corporate Twitter (@AXIS_Capital) accounts as channels of distribution of Company information. The information we post through these channels may be deemed material. Accordingly, investors should monitor these channels, in addition to following our press releases, SEC filings and public conference calls and webcasts. In addition, e-mail alerts and other information about AXIS Capital may be received by those enrolled in our "E-mail Alerts" program, which can be found in the Investor Information section of our website (www.axiscapital.com). The contents of our website and social media channels are not part of this press release.

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AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com